EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ADVANCED VIRAL RESEARCH CORP.
     Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, being the President and Chief Executive Officer of Advanced Viral Research Corp., a Delaware corporation (the “Corporation”), hereby certifies that:
     FIRST: He is the duly elected and acting President of the Corporation.
     SECOND: The Corporation was originally incorporated pursuant to the DGCL on July 31, 1985.
     THIRD: The Corporation previously amended its Certificate of Incorporation on October 11, 1985 and December 30, 1987.
     FOURTH: The Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:
ARTICLE I
CORPORATE NAME
     The name of the Corporation is ADVANCED VIRAL RESEARCH CORP.
ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT
     The address of the registered office of the Corporation in the state of Delaware is The Prentice-Hall Corporation System, Inc., 229 South State Street, in the City of Dover, County of Kent. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
A.	CLASSES OF STOCK.
     The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 2,050,000,000 shares, of which (i) 2,000,000,000 shares shall be common stock, par value $0.00001 per share (“Common Stock”), and (ii) 50,000,000 shares shall be preferred stock, par value $0.00001 per share (“Preferred Stock”).

B.	COMMON STOCK.
     1. Voting Rights. Each holder of Common Stock shall have one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.
     2. Dividends and Distributions. Subject to Section 170 of the DGCL and to any rights of holders of any class or series of Preferred Stock, when, as and if dividends or distributions are declared by the Board of Directors of the Corporation (the “Board of Directors”) on outstanding shares of Common Stock, whether payable in cash, in property or in securities of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in such dividends and distributions in proportion to the number of shares of Common Stock held by such holder.
     3. Liquidation. Subject to any rights of holders of any class or series of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision of the debts or liabilities of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of shares of Common Stock in proportion to the number of shares of Common Stock held by such holder.
C.	PREFERRED STOCK.
     Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the affirmative vote of a majority of the entire Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including the dividend rate, redemption price and liquidation preference, and may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock, or any debt securities, of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in this Certificate of Incorporation or in any amendment hereto or in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the affirmative vote of a majority of the entire Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the DGCL. The authority of the Board of Directors with respect to each series shall also include, but not be limited to, the determination of restrictions, if any, on the issue or reissue of any additional shares of Preferred Stock.
ARTICLE V
BOARD OF DIRECTORS
     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:
     1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of

Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. No election of directors need be by written ballot.
     2. The power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the DGCL shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.
     3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (b)(2) of Section 242 of the DGCL shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.
ARTICLE VI
COMPROMISE OR ARRANGEMENT
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
ARTICLE VII
INDEMNIFICATION
A.	INDEMNIFICATION.
     The corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
B.	EXCULPATION.
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to further reduce or to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.
C.	EFFECT OF REPEAL OR MODIFICATION.
     Any repeal or modification of any of the foregoing provisions of this Article VII shall be prospective and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
ARTICLE VIII
AMENDMENT TO CERTIFICATE OF INCORPORATION
     From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article VIII.
     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 22nd day of March, 2007.

ADVANCED VIRAL RESEARCH CORP.
By:	/s/ Stephen M. Elliston
Stephen M. Elliston
President and Chief Executive Officer

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